SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 1, 2001

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events.

A.  Pacific Gas and Electric Company's 2002 General Rate Case Proceeding

     As previously disclosed, the procedural schedule in Pacific Gas and Electric Company's (Utility) 2002 General Rate Case (GRC), which would determine revenue requirements for the period 2002 through 2005, has been delayed. (The Utility is the California utility subsidiary of PG&E Corporation.) On October 25, 2001, the California Public Utilities Commission (CPUC) issued a decision requiring the Utility to file a 2003 test year GRC (rather than a 2002 test year) by November 14, 2001. The CPUC stated that its goal is to have new rates "in place" by January 1, 2003.

     In the order, the CPUC requested that the Utility and others file comments by November 9, 2001 on whether the Utility needs a 2002 attrition rate adjustment (ARA) as compared to rates authorized in the Utility's 1999 GRC. (As recently reported, the CPUC has also issued a decision reversing in part its February 17, 2000 decision in the 1999 GRC which would result in a decrease in annual revenue requirements retroactive to January 1, 1999.) The Utility intends to file comments stating the need for a 2002 ARA increase. As previously disclosed, the Utility's request for a $185 million revenue requirement increase in its 2001 ARA application is still pending at the CPUC.

B.  Pacific Gas and Electric Company's Retained Generation Ratemaking Proceeding

     As previously reported in June 2001, the Utility filed its proposed ratemaking for retained utility generation facilities and procurement costs still incurred by the Utility. The Utility's proposal requested that the ratemaking for its retained non-nuclear generating facilities be set in accordance with previous and still effective CPUC decisions under California electric industry restructuring law adopted in Assembly Bill 1890 (AB 1980). Under Public Utilities Code Section 377, as amended in January 2001, utilities are prohibited from divesting their retained generating plants before January 1, 2006. However, Section 377 as amended does not modify or repeal Public Utilities Code Section 367, which still requires the CPUC to market value the generating assets of each utility by no later than December 31, 2001 based on appraisal, sale, or other divestiture. Under the CPUC's previous AB 1890 decisions, the market valuation of the Utility's retained non-nuclear generating facilities is to be used to pay off transition costs. The Utility believes it is entitled to recover whatever market value is credited against transition cost recovery. The ratemaking for the Utility's Diablo Canyon nuclear power plant is required to be based on a specific "benefit sharing" formula established in a 1997 CPUC decision.

     On October 31, 2001, the Utility received the CPUC's final decision, voted on at the CPUC's decision conference held on October 25, 2001, which denies the Utility's request that the market value of its retained utility non-nuclear generating facilities be used to establish prospective ratemaking for those facilities in the CPUC's retained generation proceeding. The CPUC said its decision did not address how to treat past uneconomic costs incurred by the Utility and that when issues concerning the termination of the rate freeze are resolved, the CPUC should address any impacts on ratemaking for the Utility's retained generation. Although hearings were concluded in July 2001, the CPUC has not yet issued a proposed decision establishing the Utility's retained generation revenue requirement. Once a proposed decision is issued, the Utility will have a chance to comment on it before the CPUC issues the final decision.

     Also, on October 19, 2001, the California Department of Water Resources (DWR) issued a draft revised revenue requirement which reduces its overall revenue requirement statewide from $12.6 billion to $10.2 billion for the two year period 2001- 2002. The DWR's reasons for the reduction include lower spot power prices and lower gas prices under which some of DWR's power contracts are indexed. The Utility expects that the DWR will submit this revised revenue requirement to the CPUC shortly, after considering public comments. The revised DWR revenue requirement does not resolve issues relating to allocation of the DWR's costs among customers of the three California investor owned utilities. These cost allocation issues are being addressed in a separate CPUC proceeding. Hearings in the DWR cost allocation proceedings are scheduled to begin November 13, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS
________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY
________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated: October 31, 2001